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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              CRT PROPERTIES, INC.

                                ARTICLE I -- NAME

      The name of the Company is CRT PROPERTIES, INC. (the "Company").

                             ARTICLE II -- DURATION

      The period of duration of the Company is perpetual.

                             ARTICLE III -- PURPOSE

      The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the General Laws of the State of Florida as now or hereafter in force.

               ARTICLE IV -- PRINCIPAL OFFICE AND MAILING ADDRESS

      The principal office and the mailing address of the Company in the State of Florida are 225 N.E. Mizner Blvd., Suite 200, Boca Raton, Florida 33432.

                           ARTICLE V -- CAPITAL STOCK

      The total number of shares of stock that this corporation shall have authority to issue is 100,000,000 shares of Common Stock, each of which shall have a par value of $.01 per share (the "Common Stock") and 50,000,000 shares of Preferred Stock, each of which shall have a par value of $.01 per share (the "Preferred Stock"). The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series thereof, each such class or series to have such voting powers (if any), conversion rights (if any), designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors and stated and expressed in a resolution or resolutions thereof providing for the issue of such Preferred Stock. Subject to the powers, preferences and rights of any Preferred Stock, including any class or series thereof, having any preference or priority over, or rights superior to, the Common Stock and except as otherwise provided by law, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of this corporation and each share of Common Stock shall be entitled to one vote.

      (A)   Common Stock.

      Except as otherwise provided in the Articles of Incorporation and subject to the rights of the holders of Preferred Stock, the following is a description of the voting rights, limitations as to dividends, preemptive rights, restrictions, and terms and conditions of redemption of the Common Stock of the
Company:

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          1.    Voting Rights. At every annual or special meeting of
      stockholders of the Company, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the stockholder's name on the books of the Company in the election of directors and upon all other matters submitted to a vote of the stockholders of the Company.

          2.    Dividends and Liquidation Rights.

            (a) Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Company which are legally available therefor, dividends payable either in cash, in property or in shares of Common Stock.

            (b) Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation, or winding up of the affairs of the Company after payment or provision for payment of the debts and other liabilities of the Company, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Company.

          3. Preemptive Rights. No stockholder of the Company shall have any preemptive or other right to purchase or subscribe for any shares of the Common Stock of the Company which it may issue or sell, whether now or hereafter authorized, other than such right, if any, as the Board of Directors in its discretion from time to time may determine.

          4.    Restrictions on Transfer; Redemption.

            (a) The stockholders shall upon demand disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of the Common Stock of the Company as the Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code of 1986, as amended or as hereafter amended if such amendments are applicable to the Company (the "Code"), pertaining to the qualification of the Company as a real estate investment trust (a "REIT") or to comply with the requirements of any taxing authority or governmental entity or agency.

            (b) Whenever it is deemed by the Board of Directors to be reasonably necessary to protect the tax status of the Company as a REIT, the Board of Directors may require a statement or affidavit from any stockholder or proposed transferee of shares of Common Stock setting forth the number of shares of Common Stock already owned by the stockholder and any related Person (as hereinafter defined) specified in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which opinion shall be conclusive on the proposed transferor and transferee, the proposed transfer may jeopardize the qualification of the Company as a REIT, the Board of Directors has the right, but not a duty, to refuse to transfer the shares of Common Stock to the proposed transferee. All contracts for the sale or other transfer of shares of Common Stock shall be subject to this provision.

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            (c) Notwithstanding any other provision of these Articles of
      Incorporation to the contrary and subject to the provisions of Section 6 of Paragraph (D) of this Article V, no person shall at any time directly or indirectly acquire ownership in the aggregate of more than 9.8% of the outstanding shares of Common Stock of the Company (the "Limit"). Shares of Common Stock owned by a Person in excess of the Limit at any time shall be deemed excess shares ("Excess Shares"). For purposes of this Article V a person shall be deemed to own shares of Common Stock actually owned by such Person after applying the rules of Section 544 of the Code as modified in the case of a REIT by Section 856(a) (6), Section 856(d) (3), and Section 856(h) of the Code. All shares of Common Stock which any Person has the right to acquire upon exercise of outstanding rights, options, and warrants, and upon conversion of any securities convertible into shares of Common Stock, if any, shall be considered outstanding for purposes of the Limit if such inclusion will cause such Person to own more than the Limit.

            (d) If at any time the Board of Directors shall in good faith determine that direct or indirect ownership of shares of Common Stock of the Company by any Person or Persons has or may become concentrated to the extent which would cause the Company to fail to qualify or to be disqualified as a REIT or that any Person has acquired Excess Shares (including shares of Common Stock that remain or become Excess Shares because of the decrease in the outstanding shares of Common Stock resulting from such redemption), the Board of Directors shall have the power to call for the purchase from any stockholder of the Company, by notice to such stockholder, of a number of shares of Common Stock sufficient in the opinion of the Board of Directors to maintain or to bring the direct or indirect ownership of shares of Common Stock into conformity with the provisions of the Code pertaining to the qualification of the Company as a REIT and/or to redeem all shares of Common Stock that are Excess Shares owned by such Person. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Common Stock so called for redemption shall cease to be entitled to distributions, voting rights, and other benefits with respect to such shares of Common Stock, excepting only the right to payment by the Company of the redemption price pursuant to this Article V as set forth in the following paragraph.

      The redemption price of each share of Common Stock called for redemption shall be:

                (i) the average daily per share composite closing sales price if the shares of the Company are listed on a national securities exchange, and if the shares are not so listed shall be the mean between the average per share closing bid prices and the average per share closing asked prices, in each case during the twenty (20) trading day period ending on the "Business Day," meaning any day other than a Saturday, Sunday or other day on which state or federally chartered banks in New York City are authorized or required by law or executive order to close prior, to the redemption date, or

                (ii) if there have been no sales on a national securities exchange and no published bid quotations and no published asked quotations with respect to shares of the Company during such twenty (20) trading day period, the redemption price shall be the price determined in good faith by the Board of Directors.

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            In order to assure further that ownership of the shares of Common
      Stock of the Company does not become concentrated so as to cause the Company to fail to qualify or to be disqualified as a REIT, any transfer of shares that would prevent the Company from continuing to be qualified as a REIT under the Code, including any attempt to effect a transfer that was prohibited by the Board of Directors under Section 6 of Paragraph (D) of this Article V, shall be void ab initio and the intended transferee of such shares shall be deemed never to have had any legal or equitable interest therein. If the foregoing provision is determined to be void and invalid by virtue of any legal decision, statute, rule, or regulation, then the transferee of such shares of Common Stock shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such shares of Common Stock and to hold such shares of Common Stock on behalf of the Company. A conspicuous legend noting the restrictions on transfer set forth in these Articles of Incorporation shall be placed on each certificate evidencing ownership of shares of Common Stock of the Company.

            (e) Notwithstanding any other provision of these Articles of Incorporation or the By-laws to the contrary, any purported acquisition of shares of Common Stock of the Company which results in the disqualification of the Company as a REIT under the Code shall be null and void. All contracts for the sale or other transfer of shares of Common Stock shall be subject to this provision.

            (f) The Limit set forth in Section 3 of this Article V shall not apply to acquisitions of shares of Common Stock pursuant to a cash tender offer made for all outstanding shares of Common Stock of the Company (including securities convertible into shares of Common Stock) in conformity with applicable federal and state securities laws where two-thirds (2/3) of the outstanding shares of Common Stock (not including shares of Common Stock or securities convertible into shares of Common Stock held by the tender offerer and/or any "affiliates" or "associates" thereof within the meaning of the Securities Exchange Act of 1934, as amended) are duly tendered and accepted pursuant to the cash tender offer; nor shall the limit apply to the acquisition of shares of Common Stock by an underwriter in a public offering of shares of Common Stock, or in any transaction involving the issuance of shares of Common Stock by the Company in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares of Common stock will make a timely distribution of such shares of Common Stock to or among other holders such that, following such distribution, none of such shares of Common Stock will be Excess Shares. The Board of Directors in its discretion may exempt from the Limit ownership of certain designated shares of Common Stock while owned by a Person who has provided the Company with evidence and assurances acceptable to the Board of Directors that the qualification of the Company as a REIT would not be jeopardized thereby.

            (g) As used in this Article V the word "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint venturers, companies, trusts, banks, trust companies, land trusts, business trusts, estates, or other entities and governments and agencies and political subdivisions thereof and also includes a group as that term is used for purposes of Section 13(d) (3) of the Securities Exchange Act of 1934, as amended.

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            (h) Nothing contained in this Article V or in any other provision of these Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of the stockholders by preserving the Company's qualification as a REIT under the Code.

            (i) If any provision of this Article V or any application of any such provision is determined to be invalid by any court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Article V may be inconsistent with any other provision of these Articles of Incorporation or the By-laws, this
      Article V shall be controlling.

            (j) While nothing contained herein shall in any way limit the powers of the Board of Directors, neither the exercise of such power nor the provisions of subsections 5 and/or 8 of this Section (D) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

      (B) Preferred Stock.

          1. Designation of Rights, Preferences and Limitations of Series A Preferred Stock. The following is a description of the rights, preferences and limitations of the Company's preferred stock designated as "8-1/2% series A Cumulative Redeemable Preferred Stock" and shall be referred to herein as "Series A Preferred Stock."

            (a) Number of Shares. The number of shares initially constituting the Series A Preferred Stock shall be 2,990,000.

            (b) Dividends.

                (i) Subject to the preferential rights of the holders of any class or series of capital stock of the Company ranking prior to the Series A Preferred Stock as to dividends, the holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8-1/2% of the $25.00 liquidation preference per year, or $2.125 per share of Series A Preferred Stock per year. Dividends on the Series A Preferred Stock shall begin to accrue and shall be cumulative from the date of original issuance and shall be payable quarterly in arrears in cash on the 15th day of March, June, September and December or, if not a Business Day, the next succeeding Business Day (each, a "Dividend Payment Date"), with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such succeeding Business Day. If declared by the Board of Directors, the initial dividend on the Series A Preferred Stock will be paid on December 15, 2003 and will include the full amount of the quarterly dividend, plus a pro rated amount for the period from the date of original issuance through September 15, 2003. Such dividend and any subsequent dividends payable on the Series A Preferred Stock for any other partial dividend period will be computed on

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      the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any Dividend Payment Date or any other date shall include dividends accrued to but excluding such Dividend Payment Date or other date, as the case may be. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Company for the payment of distributions that is not more than 50 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                (ii) If any shares of Series A Preferred Stock are outstanding, no dividends will be declared or paid, or set apart for payment, on any capital stock of the Company or any other class or series ranking, as to dividends, on a parity with, or junior to, the Series A Preferred Stock for any period unless full cumulative dividends have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for all past periods and the then current period. If on any Dividend Payment Date, dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) on the Series A Preferred Stock and any other classes or series of the Company's preferred stock ranking, as to dividends, on a parity with the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and such other classes or series of preferred stock shall be declared pro rata such that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other class or series of preferred stock bears to each other.

                (iii) Except as provided in Section V(B)(1)(b)(ii) above, unless full cumulative dividends on the Series A Preferred Stock have been, or contemporaneously are, declared and paid in full (or a sum sufficient for such full payment is set apart therefor) on the Series A Preferred Stock for all accrued and unpaid dividends, and any dividends due on such date on the Series A Preferred Stock, no dividends (other than dividends payable in shares of Common Stock or shares of any other outstanding class or series of the Company's capital stock ranking junior to the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company) shall be declared or paid, or set apart for payment, nor shall any other distribution be declared or made upon the Common Stock of the Company or any class or series of the Company's capital stock ranking junior to or on parity with the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company, nor shall any shares of Common Stock of the Company or any class or series of the Company's capital stock ranking junior to or on parity with the Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Company (except by conversion into, or exchange for, shares of any other class or series of the Company's capital stock ranking junior to or on parity with the

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      Series A Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of the Company and except for the redemption of shares of the Company's capital stock pursuant to Article V (or any similar provisions) of the Amended and Restated Articles of Incorporation or Section V(B)(4) (or any similar provisions) of these Articles of Amendment allowing the Company to redeem or repurchase shares of its capital stock to preserve its status as a real estate investment trust ("REIT") for federal income tax purposes).

                (iv) No dividends on the Series A Preferred Stock will be declared by the Board of Directors or paid or set apart for payment if such declaration, payment or setting apart for payment would violate any agreement, including any agreement relating to the Company's indebtedness, to which the Company is a party or is restricted or prohibited by law. Dividends on the Series A Preferred Stock will, nonetheless, accrue whether or not any of the foregoing restrictions exist, whether or not there are funds legally available for the payment thereof and whether or not they are declared, and accumulated but unpaid dividends will accrue as of the Dividend Payment Date on which they first become payable.

                (v) Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. No interest or sum of money in lieu of interest, shall be payable in respect of any dividend payment of payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

                (vi) If, for any taxable year, the Company elects to designate as "capital gain dividends," as defined in the Internal Revenue Code of 1986, as amended (the "Code"), any portion of the dividends paid or made available for the year to the holders of all classes and series of the Company's capital stock, then the portion of the dividends designated as capital gain dividends that will be allocable to the holders of the Series A Preferred Stock will be an amount equal to the total capital gain dividends multiplied by a fraction, the numerator of which will be the total dividends, within the meaning of the Code, paid or made available to the holders of the Series A Preferred Stock for the year, and the denominator of which will be the total dividends paid or made available to holders of all classes and series of the Company's capital stock.

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          2.    Liquidation, Dissolution and Winding Up.

            (a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of any outstanding Series A Preferred Stock, and any other Preferred Stock ranking on parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company, will be entitled to receive out of the assets of the Company available for distribution to shareholders remaining after payment or provision for payment of all debts and other liabilities of the Company (and payment in respect of any rights of any class or series of capital stock of the Company ranking prior to the Series A Preferred Stock), but before any distribution is made in respect of any shares of the Company's capital stock ranking junior to the Series A Preferred Stock and such other Preferred Stock as to payments upon liquidation, dissolution or winding up of the Company, a liquidation preference of $25.00 per share, payable in cash or property valued by the Board of Directors in good faith, plus an amount equal to all accrued and unpaid dividends to the date of such payment.

            (b) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company legally available therefor are insufficient to pay the full amount of liquidating distributions to the holders of outstanding Series A Preferred Stock and any other preferred stock ranking on a parity with the Series A Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company, then holders of Series A Preferred Stock and such other preferred stock shall share ratably in any distribution of assets in proportion to the full liquidating distribution to which they would otherwise be respectively entitled.

            (c) After payment of the full amount of the liquidating distributions (including any accrued and unpaid dividends) to which they are entitled, the holders of Series A Preferred Stock, as such, will not be entitled to any further participation in any distribution of assets by the Company, and the remaining assets of the Company shall be distributed among the holders of any other classes or series of the Company's capital stock ranking junior to the Series A Preferred stock as to the distribution of assets upon liquidation, dissolution or winding up of the Company according to their respective rights and preferences.

            (d) For purposes of this Section V(B)(2), neither a consolidation or merger of the Company with or into another corporation nor a merger of another corporation with or into the Company, nor a sale, lease or conveyance of all or substantially all of the Company's property or business will be considered a liquidation, dissolution or winding up of the Company.

          3.    Voting Rights.

            (a) Except as required by law and as expressly set forth in this
      Section V(B)(3), the holders of Series A Preferred Stock shall not have any voting rights. On any matter submitted to a vote of the holders of the Series A Preferred Stock or on which the Series A Preferred Stock is entitled to vote, each share of Series A Preferred Share will be

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      entitled to one vote except that when shares of any other series of preferred stock have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of the such series of preferred stock will have one vote for each $25.00 of liquidation preference.

            (b) Whenever dividends on the Series A Preferred Stock shall be in arrears for six or more quarterly periods (whether or not such periods are consecutive), the number of directors then constituting the Board of Directors shall automatically increase by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Company upon which like voting rights have been conferred and are exercisable, and with which such series the holders of Series A Preferred Stock were, or are, entitled to vote as a class with respect to the election of such directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of the Company's capital stock upon which like voting rights have been conferred and are exercisable, and which are entitled to vote as a class with the Series A Preferred Stock with respect to the election of such directors) will be entitled to elect two directors to fill the vacancies created by such increase in the number of directors constituting the Board of Directors at a special meeting called by an officer of the Company at the request of the holders of record of at least 10% of the outstanding shares of Series A Preferred Stock or the holders of any other class or series of the Company's capital stock upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Series A Preferred Stock in such election (unless such request is received less than 90 days prior to the date fixed for the next annual or special meeting of shareholders, in which case the vote for such directors shall be held at such annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends on the Series A Preferred Stock shall have been fully paid, or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of the Series A Preferred Stock to elect such directors shall cease and (unless there are one or more other classes or series of the Company's capital stock upon which like voting rights have been conferred and remain exercisable) the term of office of such directors so elected shall automatically terminate, such directors shall no longer be qualified to serve and the authorized number of directors constituting the Board of Directors shall thereupon be reduced by two; provided that, the holders of the Series A Preferred Stock will retain the voting rights described in this Section V(B)(3)(b) to be exercised in the event that a similar dividend arrearage occurs in the future. Any special meeting requested pursuant to this Section V(B)(3)(b) shall be held on the earliest practicable date at a place reasonably designated by the holders of the capital stock requesting the meeting, or, if none, at a place reasonably designated by the Secretary of the Company, upon notice similar to that required for an annual meeting of shareholders. If such special meeting is not called by an officer of the Company within 30 days after such request (except in the case that an annual or special meeting of shareholders is scheduled within 90 days following such request), the holders of record of at least 10% of the outstanding Series A Preferred Stock may designate, in writing, a holder of Series A Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by the holder so designated upon notice similar to that required for an annual meeting of shareholders and shall be held at the place designated by such holder. At all times that

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      the voting rights conferred upon the holder of Series A Preferred Stock by this Section V(B)(3)(b) are exercisable, the holders of Series A Preferred Stock shall have access to the stock transfer records of the Company. The Company shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section V(B)(3)(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of any such meeting and any related proxy statement or similar soliciting materials, the cost of renting a room for any such meeting and the cost of collecting and tabulating votes. The procedures in this Section V(B)(3)(b) for calling of meetings and election of the directors shall, to the extent permitted by law, supersede anything inconsistent contained in the Articles of Incorporation or By-laws of the Company.

            (c) So long as any shares of Series A Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors shall at all times be such that the exercise, by the holders of Series A Preferred Stock and the holders of any other classes or series of capital stock of the Company upon which like voting rights have been conferred, of the right to elect directors under circumstances set forth above will not contravene any provision of the Articles of Incorporation or By-laws of the Company, including any provisions restricting the number of directors which may constitute the entire Board of Directors. If, at any time when the voting rights conferred upon the holders of Series A Preferred Stock pursuant to Section V(B)(3)(b) are exercisable, any vacancy on the Board of Directors created by the resignation or removal of a director elected pursuant to Section V(B)(3)(b) shall be filled only by the remaining director elected pursuant to Section V(B)(3)(b) or by the vote of the holders of record of the outstanding Series A Preferred Stock and any other classes or series of the Company's capital stock entitled to vote with Series A Preferred Stock pursuant to Section V(B)(3)(b). Any director elected or appointed pursuant to Section V(B)(3)(b) or this
      Section V(B)(3)(c) may only be removed by the holders of Series A Preferred Stock and the holders of any other classes or series of the Company's capital stock entitled to vote with the Series A Preferred Stock for such director, and may not be removed by the holders of the Common Stock.

            (d) So long as any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock will be entitled to vote as a class upon any proposed amendment to the Articles of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, increase or decrease the par value of the Series A Preferred Stock or change the designations, rights, preferences or limitations of the Series A Preferred Stock, and no such amendment shall be made without the affirmative vote or consent of the holders of at least two-thirds of the shares Series A Preferred Stock then outstanding. In addition, so long as any shares of Series A Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares Series A Preferred Stock then outstanding, given in person or by proxy, at a meeting (such series voting separately as a class), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Company ranking prior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Articles of Incorporation (or any applicable amendments thereto, including these articles of amendment), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or the holders thereof, or (iii) enter into any share exchange that affects the shares of Series A Preferred Stock, or consolidate with or merge into any other entity or permit any other entity to consolidate with or merge into the Company, unless in each such case described in this clause (iii) each share of Series A Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions or redemption identical to those of the Series A Preferred Stock; provided, however, that (A) any increase in the amount of the authorized preferred stock or Common Stock or the creation or issuance of any other series of preferred stock, or (B) any increase in the amount of authorized or outstanding shares of Series A Preferred Stock or any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For purposes of this paragraph, the filing in accordance with applicable law of any articles of amendment or similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other terms of any class or series of capital stock of the Company shall be deemed an amendment to the Articles of Incorporation.

            (e) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

          4.    Restrictions of Transfer; Redemption.

            (a) Except in certain circumstances relating to the preservation of the Company's status as a REIT for federal income tax purposes described in this Section V(B)(4), the Series A Preferred Stock will not be redeemable prior to September 10, 2008. On or after September 10, 2008, the Company, at its option, upon not less than 30 nor more than 60 days' prior written notice to the holders of record of the Series A Preferred Stock to be redeemed, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date of redemption (except as provided below in Section V(B)(4)(c)), without interest, to the extent the Company has funds legally available therefor. Holders of certificates evidencing Series A Preferred Stock to be redeemed shall surrender such certificates at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on such Series A Preferred Stock, such Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price and all accrued and unpaid dividends thereon. If fewer than all of the outstanding Series A Preferred Stock are to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares of Series A Preferred Stock) or by lot or by any other equitable method determined by the Company. Any shares of Series A Preferred Stock which are redeemed pursuant to this Section V(B)(4) shall, at the option of the Board of Directors, either (i) be cancelled, (ii) constitute authorized but unissued shares of capital stock of the Company or (iii) constitute treasury shares.

            (b) Notice of redemption pursuant to Section V(B)(4)(a) will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the Company's stock transfer records. Additionally, so long as the Series A Preferred Stock is held in book-entry form, notice of redemption shall be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Stock except to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price and all accrued and unpaid dividends thereon; (iii) the number of Series A Preferred Stock to be redeemed; (iv) the place or places where the certificates evidencing the Series A Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accumulate on such redemption date. If fewer than all the Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Stock to be redeemed from such holder and the method by which shares will be selected for redemption.

            (c) The holders of record of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive, on the corresponding Dividend Payment Date, the dividend payable with respect to the Series A Preferred Stock held by such holders on such Dividend Record Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividends due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed pursuant to Section V(B)(4)(a).

            (d) The record and beneficial holders of Series A Preferred Stock shall, upon demand, disclose to the Board of Directors in writing such information with respect to direct and indirect ownership of the Company's capital stock as the Board of Directors deems necessary to comply with the provisions of the Code, pertaining to the qualification of the Company as a REIT or to comply with the requirements of any taxing authority or governmental entity or agency redeemed.

            (e) Whenever it is deemed by the Board of Directors to be reasonably necessary to protect the tax status of the Company as a REIT, the Board of Directors may require a statement or affidavit from any holder of Series A Preferred Stock or proposed transferee of shares of Series A Preferred Stock setting forth the number of shares of Series A Preferred Stock already owned by such holder and any related Person (as hereinafter defined) specified in the form prescribed by the Board of Directors for that purpose. If, in the opinion of the Board of Directors, which opinion shall be conclusive on the proposed transferor and transferee, the proposed transfer may jeopardize the qualification of the Company as a REIT, the Board of Directors has the right, but not a duty, to refuse to transfer the shares of Series A Preferred Stock to the proposed transferee. All contracts for the sale or other transfer of shares of Series A Preferred Stock shall be subject to this provision.

            (f) Notwithstanding any other provision of the Articles of Incorporation to the contrary, no person shall at any time directly or indirectly acquire ownership in the aggregate of more than 9.8% of the outstanding shares of Series A Preferred Stock (the "Limit"). Shares of Series A Preferred Stock owned by a Person in excess of the Limit at any time shall be deemed excess shares ("Excess Shares"). For purposes of this
      Section V(B)(4) a Person shall be deemed to own shares of Series A Preferred Stock actually owned by such Person after applying the rules of
      Section 544 of the Code as modified in the case of a REIT by Section 856(a)(6) and Section 856(h) of the Code. All shares of Series A Preferred Stock which any Person has the right to acquire upon exercise of outstanding rights, options, and warrants, and upon conversion of any securities convertible into shares of Series A Preferred Stock, if any, shall be considered outstanding for purposes of the Limit if such inclusion will cause such Person to own more than the Limit.

            (g) If at any time the Board of Directors shall in good faith determine that direct or indirect ownership of shares of the Company's capital stock by any Person or Persons has or may become concentrated to the extent which would cause the Company to fail to qualify or to be disqualified as a REIT or that any Person has acquired Excess Shares (including shares of Series A Preferred Stock that remain or become Excess Shares because of the decrease in the outstanding shares of Series A Preferred Stock resulting from such redemption), the Board of Directors shall have the power to call for the purchase from any holder of Series A Preferred Stock, by reasonable notice to such holder (which notice shall be mailed, first class postage prepaid, no less than 30 days nor more than 90 days prior to the redemption date to each holder of record of shares of Series A Preferred Stock to be redeemed at the address shown on the Company's stock transfer records; provided that if the Company shall reasonably conclude, based upon the advice of independent tax counsel experienced in such matters that such redemption must be made on a date earlier than 30 days after the date of such mailing in order to preserve the Company's status as a REIT, or to comply with federal tax laws relating to its qualification as a REIT, then the Company may give such shorter notice as is necessary to effect the redemption on such earlier date), of a number of shares of Series A Preferred Stock sufficient in the opinion of the Board of Directors to maintain or to bring the direct or indirect ownership of shares of Series A Preferred Stock into conformity with the provisions of the Code pertaining to the qualification of the Company as a REIT and/or to redeem all shares of Series A Preferred Stock that are Excess Shares owned by such Person. From and after the date fixed for redemption by the Board of Directors, the holder of any shares of Series A Preferred Stock so called for redemption shall cease to be entitled to distributions, voting rights, and other benefits with respect to such shares of Series A Preferred Stock, excepting only the right to payment by the Company of the redemption price pursuant to Section V(B)(4)(h) below.

            (h) The redemption price of each share of Series A Preferred Stock called for redemption pursuant to Section V(B)(4)(g) shall be $25.00 per share, plus all accrued and unpaid dividends thereon to the date of redemption (except as otherwise provided in this Section V(B)(4)(h)), without interest, to the extent of legally available finds. If redemption of any Series A Preferred Stock occurs prior to a Dividend Payment Date, the holders of record of such Series A Preferred Stock on the related Dividend Record Date shall not be entitled to receive the related dividend payable on the date of redemption. The holders of record of Series A Preferred Stock at the close of business on the Dividend Record Dated will instead be entitled to receive on the corresponding dividend payment date the dividend payable with respect to the Series A Preferred Stock held by such holders on the Dividend Record Date, notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividends due.

            (i) In order to assure further that ownership of the shares of the Company's capital stock does not become concentrated so as to cause the Company to fail to qualify or to be disqualified as a REIT, any transfer of shares of Series A Preferred Stock that would prevent the Company from continuing to be qualified as a REIT under the Code, shall be void ab initio and the intended transferee of such shares shall be deemed never to have had any legal or equitable interest therein. If the foregoing provision is determined to be void and invalid by virtue of any legal decision, statute, rule, or regulation, then the transferee of such shares of Series A Preferred Stock shall be deemed, at the option of the Company, to have acted as agent on behalf of the Company in acquiring such shares of Series A Preferred Stock and to hold such shares of Series A Preferred Stock on behalf of the Company. At such time, if ever, that shares of Series A Preferred Stock are held in definitive form, a conspicuous legend noting the restrictions on transfer set forth in these Articles of Amendment shall be placed on each certificate evidencing ownership of shares of Series A Preferred Stock.

            (j) The Limit set forth in Section V(B)(4)(f) shall not apply to the acquisition of shares of Series A Preferred Stock by an underwriter in a public offering of shares of Series A Preferred Stock, or in any transaction involving the issuance of shares of Series A Preferred Stock by the Company in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares of Series A Preferred Stock will make a timely distribution of such shares of Series A Preferred Stock to or among other holders such that, following such distribution, none of such shares of Series A Preferred Stock will be Excess Shares. The Board of Directors in its discretion may exempt from the Limit ownership of certain designated shares of Series A Preferred Stock while owned by a Person who has provided the Company with evidence and assurances acceptable to the Board of Directors that the qualification of the Company as a REIT would not be jeopardized thereby.

            (k) As used in this Section V(B)(4), the word "Person" shall mean and include individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint venturers, companies, trusts, banks, trust companies, land trusts, business trusts, estates, or other entities and governments and agencies and political subdivisions thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

            (l) Nothing contained in this Section V(B)(4) or in any other provision of these Articles of Amendment or the Articles of Incorporation shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of the stockholders by preserving the Company's qualification as a REIT under the Code.

            (m) If any provision of this Section V(B)(4) or any application of any such provision is determined to be invalid by any court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court. To the extent this Section V(B)(4) maybe inconsistent with any other provision of the Articles of Incorporation or the By-laws, this
      Section V(B)(4) shall control.

            (n) While nothing contained herein shall in any way limit the powers of the Board of Directors, neither the exercise of such power nor the provisions of this Section V(B)(4) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

            (o) Unless full cumulative dividends on all outstanding shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the redemption of shares of Series A Preferred Stock pursuant to and in accordance with Section V(B)(4) of these Articles of Incorporation or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series A Preferred Stock. In addition, unless full cumulative dividends on all outstanding shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, the Company shall not purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by conversion into or exchange for capital stock of the Company ranking junior to the Series A Preferred Stock as to the payment of dividends and with respect to the distribution of assets upon liquidation, dissolution and winding up of the Company); provided, however, that the foregoing shall not prevent the redemption of shares of Series A Preferred Stock pursuant to Section V(B)(4) of these Articles of Amendment or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

          5.    Ranking.

      In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, the Series A Preferred Stock shall rank (a) senior to the Company's Common Stock and senior to any other class or series of the Company's capital stock other than the capital stock referred to in clauses (b) and (c) of this sentence, (b) on a parity with any class or series of the Company's capital stock the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Series A Preferred Stock in respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company and (c) junior to any class or series of the Company's capital stock the terms of which specifically provide that such class or series of capital stock ranks senior to the Series A Preferred Stock in respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company. The term "capital stock" does not include convertible debt securities.

          6.    Conversion; No Preemptive Rights.

      The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Company. The Series A Preferred Stock shall have no preemptive rights.

          7.    Form, Registration and Transfer.

            (a) The Series A Preferred Stock shall initially be held in book-entry only form. In the event that (i) the depositary gives reasonable notice to the Company or to the then acting registrar that that it is unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, or (ii) the depositary ceases to be eligible for any reason and a successor depositary is not appointed by the Company within 90 days, or (iii) the Company decides to discontinue use of the system of book-entry transfers through the depositary or its successor, any existing global certificate will be exchanged for certificates of Series A Preferred Stock in definitive form of like tenor and of an equal aggregate number of shares. The depositary will provide to the registrar and transfer agent the name or names in which the registrar and transfer agent is to register these definitive certificates. Such definitive certificates shall have exact terms, conditions, rights, preferences and limitations as the global certificates had prior to the issuance of definitive certificates.

            (b) The Company shall keep at its principal office a register for the registration of Series A Preferred Stock. The Company may deem and treat the registered holder(s) of the Series A Preferred Stock as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Series A Preferred Stock certificates made by any Person) and the Company shall not be affected by any notice to the contrary other than pursuant to Section V(B)(9). So long as the Series A Preferred Stock is held in book-entry only form, the depositary shall be the sole registered holder for all purposes under these Articles of Amendment. For the purpose of these Articles of Amendment, all references herein to a holder of Series A Preferred Stock shall refer to a registered holder of Series A Preferred Stock.

            (c) At such time, if ever, that shares of Series A Preferred Stock are held in definitive form, upon the surrender of any certificate representing Series A Preferred Stock at the Company's principal office, the Company shall, at the request of the record holder of the certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Series A Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A Preferred Stock shall be subject, however, to any applicable contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder in the event of a transfer to a name other than the name of the transferring holder.

          8.    Replacement.

      Upon receipt of evidence reasonably satisfactory to the Company (e.g., an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (it being understood that the unsecured indemnity of an original Purchaser of the Series A Preferred Stock or an Affiliate thereof shall be satisfactory), or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Company shall (at its expense) execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

          9.    Amendment and Waiver.

      No amendment, modification or waiver will be binding or effective with respect to any provision of this Section V(B) without the prior written consent of holders of not less than a majority of the shares of Series A Preferred Stock outstanding at the time that the action is taken. No change in the terms of this
Section V(B) may be accomplished by merger or consolidation of the Company with another corporation unless the Company has obtained the prior affirmative vote or written consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding.

          10.   Notice.

            All notices, requests, claims, demands and other communications ("Notices") under this Section V(B) shall be in writing and sent by certified or registered mail, return receipt requested, a recognized overnight courier service, telecopier or personal delivery to the Company, as follows:

                CRT Properties, Inc.
                225 NE Mizner Boulevard, Suite 200
                Boca Raton, FL 33432
                Attention: Chief Executive Officer
                Telecopier: (561) 394-7712

            All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by the individual to whom the telecopy is sent, if telecopied.

                            ARTICLE VI -- MANAGEMENT

      The following provisions shall apply to the management of the business and to the conduct of the affairs of the Company and its directors, officers, and stockholders:

      (A) Further Powers of the Board of Directors.

          1. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to do the following:

            (a) To make, adopt, alter, amend, and repeal any of the By-laws to the extent provided in the By-laws; provided that the stockholders may make, adopt, alter, amend, and repeal any of the By-laws;

            (b) To cause the redemption by the Company of shares of the Company's Common Stock, and to restrict the transfer of shares of Common Stock in the manner provided for in these Articles of Incorporation and the By-laws;

            (c) To authorize, subject as may be required by any applicable governmental statute, rule, or regulation, or as provided in the By-laws for stockholder approval and other conditions, if any, the execution and performance by the Company of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general), or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, company, trust, partnership (limited or general), or other organization shall render or make available to the Company, managerial, investment advisory, and/or related services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Company) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and reasonable by the Board of Directors, the compensation payable thereunder by the Company);

            (d) To authorize any agreement of the character described in Section 1(c) of this Paragraph (A) of this Article VI or other transaction with any person, corporation, association, company, trust, partnership (limited or general), or other organization, even though one or more of the members of the Board of Directors or officers of the Company may be the other party to any such agreement or an officer, director, stockholder, or member of such other party, and no such agreement or transaction shall be invalidated or rendered voidable solely by reason of the existence of any such relationship if (i) the existence is disclosed or known to: (x) the Board of Directors, and the Board of Directors authorizes, approves, or ratifies the agreement or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum; or (y) the stockholders of the Company entitled to vote, and the agreement or transaction is authorized, approved, or ratified by a majority of votes cast by such stockholders without regard to the votes of shares owned of record or beneficially by the interested director or such other party; or (ii) the contract is fair and reasonable to the Company. Provided the disclosure, ratification, or fairness provisions of this subparagraph are satisfied, any member of the Board of Directors who is also a director or officer of such other party or who is so interested or associated with such other party may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement or transaction, and may vote thereat to authorize any such agreement or transaction, as if the director were not such director or officer of such other party or not so interested or so associated;

            (e) To allot and authorize the issuance of the authorized but unissued shares of Common Stock of the Company for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in these Articles of Incorporation or the By-laws of the Company; and

            (f) To authorize the issuance and fix the terms, conditions, and provisions of options to purchase and subscribe for shares of Common Stock of the Company, including the option price or prices for which shares of Common Stock of the Company may be purchased or subscribe.

          2. The determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with these Articles of Incorporation and in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, shall be final and conclusive and shall be binding upon the Company and every holder of the shares of its Common Stock: (a) the amount of net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends; (b) the amount of paid-in surplus, other surplus, annual or other net profit, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration, or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair values, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company; and (e) any matter relating to the acquisition, holding, and disposition of any assets by the Company.

          3. The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, or construed as or deemed by inference or otherwise, in any manner to exclude or limit the powers conferred upon the Board of Directors under the Florida Business Corporation Act of the State of Florida as now or hereafter in force.

                           ARTICLE VII -- AMENDMENTS

      The Company reserves the right to make any amendments to its Articles of Incorporation which may be now or hereafter authorized by law, including any amendments changing the terms or contract rights of any of its outstanding stock by classification, reclassification, or otherwise, provided such amendment shall have been authorized by the affirmative vote of a majority of the aggregate number of shares entitled to vote thereon at a meeting of the stockholders of the Company or in writing by the stockholders of the Company with or without a meeting. All rights and powers conferred by these Articles of Incorporation on stockholders, directors, and officers are granted subject to this reservation.

                        ARTICLE VIII -- INDEMNIFICATION

      The Company shall indemnify each of its officers and directors to the fullest extent permitted by the Florida Business Corporation Act as now or hereafter in force, including the advance of expenses and reasonable counsel fees.

                             ARTICLE IX -- CONFLICT

      The officers and directors of the Company may without restriction make real estate investments for their own account or for the account of others, and the directors are not required to bring to the Company's attention investment opportunities meeting the Company's investment criteria. The directors of the Company are not prohibited from engaging in the same activities or lines of business as the Company.

                             ARTICLE X -- LIABILITY

      The liability of the directors and officers of the Company to the Company or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of corporations organized and existing under the laws of the State of Florida is permitted to be limited by Florida law, including the Florida Business Corporation Act, as now or hereafter in effect. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Articles of Incorporation or By-laws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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                      ARTICLE XI -- ACTION BY SHAREHOLDERS

      Actions shall be taken by the shareholders of the Company only at annual or special meetings of shareholders, and shareholders may not act by written consent.

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